Exhibit 21.1

Subsidiaries of Clipper Realty Inc.

Name of Subsidiary	Jurisdiction of Incorporation/Formation

10 West 65 Owner LLC	New York

50 Murray Mezz LLC	Delaware

50 Murray Street Acquisition LLC	Delaware

50/53 JV LLC	Delaware

141 Livingston Owner LLC	Delaware

250 Livingston Owner LLC	Delaware

Aspen 2016 LLC	Delaware

Berkshire Equity LLC	Delaware

Clipper 107 CH LLC	Delaware

Clipper 107 CH Member LLC	Delaware

Clipper Realty Construction LLC	Delaware

Clipper Realty L.P.	Delaware

Clipper TRS LLC	Delaware

Gunki Holdings LLC	Delaware

Kent Realty, LLC	New York

Renaissance Equity Holdings LLC	New York

Renaissance Equity Holdings LLC A	New York

Renaissance Equity Holdings LLC B	New York

Renaissance Equity Holdings LLC C	New York

Renaissance Equity Holdings LLC D	New York

Renaissance Equity Holdings LLC E	New York

Renaissance Equity Holdings LLC F	New York

Renaissance Equity Holdings LLC G	New York